Exhibit 99

For Immediate Release
UniFirst Corporation
68 Jonspin Road
Wilmington, MA 01887
Phone: 978- 658-8888
October 23, 2013	Fax: 978-988-0659
CONTACT: Steven S. Sintros, Vice President & CFO	Email: ssintros@UniFirst.com

UNIFIRST ANNOUNCES FISCAL 2013 FOURTH QUARTER AND FULL YEAR RESULTS

Wilmington, MA (October 23, 2013) -- UniFirst Corporation (NYSE: UNF) today announced results for its fourth fiscal quarter ended August 31, 2013. Revenues were $352.9 million, up 13.0% from $312.4 million in the year ago period. Net income was $30.6 million ($1.52 per diluted share), compared to $22.5 million ($1.13 per diluted share) reported in the year ago period.

The fourth quarter as well as the full fiscal year included an extra week of operations compared to fiscal 2012 as fiscal 2013 was a 53 week year for the Company. The extra week in fiscal 2013 accounted for revenue growth of approximately 8.1% and 2.0% compared to the fourth quarter and full year of fiscal 2012, respectively.

Full year revenues were $1.356 billion, up 7.9% from $1.256 billion in fiscal 2012. Net income per diluted share for the full year was $5.81 compared to $4.76 in the same period a year ago. Full year results in fiscal 2012 included an environmental litigation settlement which resulted in a $6.7 million pre-tax gain in the third quarter of fiscal 2012. The gain was recorded as a reduction of selling and administrative expenses. Diluted earnings per share for fiscal 2012 adjusted to eliminate the effect of the gain were $4.55. Fiscal 2013 diluted earnings per share increased 27.7% compared to the adjusted earnings from a year ago.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are very pleased with our results for the quarter and the full fiscal year which saw the company once again reach new heights for revenues and profits. Our success continues to be the result of the teamwork and execution by our thousands of employees who provide what we believe are industry leading products and service.”

Fourth quarter revenues in the Core Laundry Operations were $320.4 million, up 13.8% from those reported in the prior year’s fourth quarter. Excluding the impact of the extra week of operations, acquisitions and a slightly weaker Canadian dollar, revenues grew 5.3%. Operating margin in the Core Laundry Operations for the quarter was 14.2% compared to 12.3% a year ago. This increase in the quarterly operating margin was primarily the result of lower merchandise amortization, plant labor and bad debt expense as a percentage of revenues compared to the prior year. These favorable comparisons were partially offset by higher health care claims and other payroll related costs as a percentage of revenues.

Both the fourth quarter of fiscal 2013 and fiscal 2012 also benefited from reductions in reserves for worker’s compensation and other insurance related liabilities of approximately $2.3 million and $1.9 million, respectively, based on changes in third-party actuarial estimates.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $19.9 million, up slightly from $19.7 million in the fourth quarter of fiscal 2012. This segment had income from operations for the quarter of $1.0 million, compared to a loss from operations of $0.7 million in the same quarter a year ago. This improvement in profitability was primarily the result of several non-recurring expense items in the fourth quarter of fiscal 2012.

The effective income tax rate was 36.5% for both the fourth quarter of fiscal 2013 and fiscal 2012.

UniFirst continues to maintain a solid balance sheet and financial position. Cash and cash equivalents at year end totaled $197.5 million, up from $120.1 million at the end of fiscal 2012. Cash provided by operating activities for fiscal 2013 was $211.6 million, up 30.8% compared to $161.7 million for fiscal 2012. The improved cash flows were primarily the result of higher earnings as well as lower cash outflows related to merchandise in service investments. In addition, the Company’s cash position also benefited from a change in tax regulations impacting the timing of deductions allowable for certain merchandise in service. Subsequent to the fiscal year end, the Company used cash on hand to pay down $100 million in private placement notes that came due during September.

Outlook

Mr. Croatti continued, “As we look towards fiscal 2014, we continue to experience economic uncertainty as well as prospective customers that are hesitant to make new buying decisions. Based on the current environment, we expect fiscal 2014 revenues to be between $1.372 billion and $1.385 billion and full year EPS to be between $5.60 and $5.85. As a reminder, fiscal 2014 will be a 52 week year for the Company compared to fiscal 2013 which was a 53 week year. This guidance assumes a further decline in our Specialty Garments’ revenues and operating income of 9% and 15%, respectively, as well as no deterioration in the U.S. economy.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,500 Team Partners who serve more than 250,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 25, 2012 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Fourteen	Thirteen	Fifty-three	Fifty-two
	weeks ended	weeks ended	weeks ended	weeks ended
	August 31,	August 25,	August 31,	August 25,
(In thousands, except per share data)	2013 (2)	2012 (2)	2013 (2)	2012

Revenues	$352,876	$312,374	$1,355,515	$1,256,289

Operating expenses:
Cost of revenues (1)	218,136	198,935	836,174	797,944
Selling and administrative expenses (1)	68,640	61,369	263,531	240,798
Depreciation and amortization	18,542	16,824	69,607	66,439
Total operating expenses	305,318	277,128	1,169,312	1,105,181

Income from operations	47,558	35,246	186,203	151,108

Other (income) expense:
Interest expense	327	493	1,651	2,132
Interest income	(729)	(702)	(3,201)	(2,738)
Exchange rate (gain) loss	(177)	(48)	144	980
	(579)	(257)	(1,406)	374

Income before income taxes	48,137	35,503	187,609	150,734
Provision for income taxes	17,576	12,971	70,924	55,745

Net income	$30,561	$22,532	$116,685	$94,989

Income per share – Basic
Common Stock	$1.61	$1.19	$6.14	$5.02
Class B Common Stock	$1.29	$0.95	$4.91	$4.01

Income per share – Diluted
Common Stock	$1.52	$1.13	$5.81	$4.76

Income allocated to – Basic
Common Stock	$24,123	$17,717	$91,916	$74,643
Class B Common Stock	$6,033	$4,416	$22,913	$18,630

Income allocated to – Diluted
Common Stock	$30,178	$22,153	$114,927	$93,358

Weighted average number of shares outstanding – Basic
Common Stock	15,017	14,912	14,975	14,882
Class B Common Stock	4,694	4,647	4,666	4,643

Weighted average number of shares outstanding – Diluted
Common Stock	19,882	19,664	19,789	19,616

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	August 31, 2013 (1)	August 25, 2012
Assets
Current assets:
Cash and cash equivalents	$197,479	$120,123
Receivables, net	142,217	135,327
Inventories	74,351	75,420
Rental merchandise in service	132,630	138,284
Prepaid and deferred income taxes	7,079	12,785
Prepaid expenses	7,618	5,741

Total current assets	561,374	487,680

Property, plant and equipment:
Land, buildings and leasehold improvements	376,222	355,568
Machinery and equipment	474,402	425,274
Motor vehicles	153,219	141,370

	1,003,843	922,212
Less - accumulated depreciation	546,157	510,008
	457,686	412,204

Goodwill	302,363	288,137
Customer contracts and other intangible assets, net	49,344	50,531
Other assets	2,658	1,982

	$1,373,425	$1,240,534

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$111,253	$6,831
Accounts payable	54,221	52,340
Accrued liabilities	86,994	78,174
Accrued and deferred income taxes	6,421	8,180

Total current liabilities	258,889	145,525

Long-term liabilities:
Long-term debt, net of current maturities	155	100,155
Accrued liabilities	45,037	43,420
Accrued and deferred income taxes	55,946	54,509

Total long-term liabilities	101,138	198,084

Shareholders' equity:
Common Stock	1,513	1,506
Class B Common Stock	487	488
Capital surplus	51,445	42,984
Retained earnings	958,508	844,676
Accumulated other comprehensive income	1,445	7,271

Total shareholders' equity	1,013,398	896,925

	$1,373,425	$1,240,534

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Fourteen	Thirteen
	weeks ended	weeks ended
	August 31,	August 25,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012 (1)	Change	Change

Core Laundry Operations	$320,447	$281,662	$38,785	13.8%
Specialty Garments	19,884	19,726	158	0.8
First Aid	12,545	10,986	1,559	14.2
Consolidated total	$352,876	$312,374	$40,502	13.0%

	Fifty-three	Fifty-two
	weeks ended	weeks ended
	August 31,	August 25,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012	Change	Change

Core Laundry Operations	$1,214,365	$1,112,323	$102,042	9.2%
Specialty Garments	96,688	102,758	(6,070)	-5.9
First Aid	44,462	41,208	3,254	7.9
Consolidated total	$1,355,515	$1,256,289	$99,226	7.9%

Income from Operations

	Fourteen	Thirteen
	weeks ended	weeks ended
	August 31,	August 25,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012 (1)	Change	Change

Core Laundry Operations	$45,451	$34,579	$10,872	31.4%
Specialty Garments	984	(715)	1,699	237.6
First Aid	1,123	1,382	(259)	-18.7
Consolidated total	$47,558	$35,246	$12,312	34.9%

	Fifty-three	Fifty-two
	weeks ended	weeks ended
	August 31,	August 25,	Dollar	Percent
(In thousands, except percentages)	2013 (1)	2012	Change	Change

Core Laundry Operations	$170,662	$133,285	$37,377	28.0%
Specialty Garments	10,539	13,460	(2,921)	-21.7
First Aid	5,002	4,363	639	14.6
Consolidated total	$186,203	$151,108	$35,095	23.2%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Fifty-three	Fifty-two
	weeks ended	weeks ended
(In thousands)	August 31, 2013 (1)	August 25, 2012
Cash flows from operating activities:
Net income	$116,685	$94,989
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	59,810	55,877
Amortization of intangible assets	9,797	10,562
Amortization of deferred financing costs	238	238
Share-based compensation	6,315	6,714
Accretion on environmental contingencies	542	631
Accretion on asset retirement obligations	676	632
Deferred income taxes	20,666	(330)
Changes in assets and liabilities, net of acquisitions:
Receivables	(6,666)	(7,595)
Inventories	1,146	590
Rental merchandise in service	7,079	(12,017)
Prepaid expenses	(939)	(1,763)
Accounts payable	2,130	(3,688)
Accrued liabilities	9,452	5,518
Prepaid and accrued income taxes	(15,360)	11,360
Net cash provided by operating activities	211,571	161,718

Cash flows from investing activities:
Acquisition of businesses	(30,714)	—
Capital expenditures	(103,526)	(74,549)
Other	54	(508)
Net cash used in investing activities	(134,186)	(75,057)

Cash flows from financing activities:
Proceeds from loans payable and long-term obligations	4,533	40,410
Payments on loans payable and long-term obligations	(24)	(55,851)
Proceeds from exercise of Common Stock options, including excess tax benefits	5,488	2,410
Taxes withheld and paid related to net share settlement of equity awards	(3,332)	—
Payment of cash dividends	(2,851)	(2,840)
Net cash provided by (used in) financing activities	3,814	(15,871)

Effect of exchange rate changes	(3,843)	521

Net increase in cash and cash equivalents	77,356	71,311
Cash and cash equivalents at beginning of period	120,123	48,812

Cash and cash equivalents at end of period	$197,479	$120,123

(1) Unaudited